PROSPECTUS SUPPLEMENT

425,000 to 1,200,000 Shares of Common Stock


                                                   Village Financial Corporation
                 The Proposed Holding Company for Village Bank (In Organization)
                                                   590 Lawrence Square Boulevard
                                                 Lawrenceville, New Jersey 08648

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     Village Financial Corporation is a New Jersey corporation formed in January
1998 to become the holding company for Village Bank, a proposed FDIC-insured federal savings bank to be located in Lawrenceville, New Jersey. Village Financial Corporation will own all of the shares of Village Bank. Village
Financial Corporation commenced its initial public offering of up to 1,200,000 shares of common stock on February 3, 1999, the date of our Prospectus which is being updated by this Prospectus Supplement. The offering will expire on March 26, 1999, unless extended.

     On March 11, 1999, we received the conditional approval of the Office of Thrift Supervision of the Application for Permission to Organize Village Bank and the Application of Village Financial Corporation to become the holding company of Village Bank. The routine conditions included in the approvals of the Office of Thrift Supervision are set forth in Appendix A to this Prospectus Supplement. The Federal Deposit Insurance Corporation approved Village Bank's Application for Federal Deposit Insurance on December 8, 1998, subject to routine conditions. Please refer to page 12 of our Prospectus dated February 3, 1999, for a listing of the conditions for receipt of federal deposit insurance. Accordingly, we now have obtained all necessary regulatory approvals to open Village Bank, subject to satisfaction of the conditions to such approvals.

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     These  securities  are not  deposits  or  accounts  and are not  insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

             For information on how to subscribe, please call us at
                                 (609) 689-1010

            The date of this Prospectus Supplement is March 12, 1999


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                                                                      APPENDIX A

     On March 11, 1999, the Office of Thrift Supervision ("OTS") approved our Application for Permission to Organize Village Bank and the Application of Village Financial Corporation to become the holding company of Village Bank, subject to the following conditions:

     1. The proposed transaction must be consummated no later than 120 calendar days after the date of OTS approval, unless an extension is granted for good cause by the Regional Director;

     2. On the business day prior to the date of consummation of the proposed transaction, we must certify to the OTS that no material adverse events or material adverse changes have occurred in respect to the financial condition or operation of the Bank and the Company since the date of the financial statements submitted with our applications to OTS;

     3. We must obtain all required regulatory approvals prior to consummation, and will act to satisfy all requirements and conditions imposed by the OTS, and comply with all applicable laws, rules and regulations;

     4. No later than five calendar days from the date of consummation of the proposed transaction, we must file with the OTS a legal certification stating the effective date of the proposed transaction and insurance of accounts, and that the transaction has been consummated in accordance with the provisions of all applicable laws and regulations;

     5. We must submit independent audit reports to the OTS for our first three fiscal years of operations which comply with OTS regulations;

     6. We must operate within the parameters of our business plan unless major deviations or material changes from the plan are submitted for approval to the OTS;

     7. Any material deviation from our Community Reinvestment Act Plan must be submitted to the OTS for review and non-objection;

     8. At least ten days prior to opening, we must provide a list of our stockholders to the OTS, including names, addresses, number of shares and percentage of total shares;

     9. Prior to the date of consummation, we must submit a copy of a proposed lending policy acceptable to the OTS;

     10. For a period of two years following the date of consummation, we must receive prior approval of the OTS for any proposed new senior executive officer or director;

     11. For a period of one year following the date of consummation, we must submit a copy of any proposed stock benefit plan to the OTS prior to its implementation; and

     12. At least 30 calendar days before beginning operations, we must submit written evidence, acceptable to the OTS, that our Year 2000 efforts comply with the terms, deadlines, requirements and conditions contained in the Year 2000 guidance issued by the OTS and/or the Federal Financial Institutions Examination Council.